Exhibit 4.22

EMPLOYMENT AGREEMENT

THIS AGREEMENT made at Vancouver in the Province of British Columbia, this 27th day of June, 2003.

BETWEEN:

Cusil Venture Corporation, a body corporate, duly incorporated under the laws of the Province of British Columbia, and having an office at 1400 – 400 Burrard Street, Vancouver, British Columbia, V6C 3G2

(hereinafter called the "Employer")

of the first part

AND:

Alton C. Morgan, having an address at 2198 Bay Vista Lane, Camano Island, Washington 98292

(hereinafter called the "Employee")

of the second part

WITNESSES that:

WHEREAS the Employer desires to secure the services of the Employee which are considered by the Employer to be valuable to it;

AND WHEREAS the Employee desires to enter into the active employ of the Employer in accordance with the terms and conditions set forth herein;

AND WHEREAS the Employer is employing the Employee in a position of trust and confidence to aid the Employer in any or all of the development, marketing, or sale of its products and services;

AND WHEREAS the Employee acknowledges that in the performance of the services contemplated by this Agreement he will create or be privy to Confidential Information (as hereinafter defined) which is valuable to the Employer;

AND WHEREAS there may exist previous agreements between the Employer and the Employee;

AND WHEREAS the Employer desires to receive from the Employee covenants relating to non-disclosure of Confidential Information, non-competition, and non-solicitation of the Employer’s other employees, and the employment of the Employee by the Employer is conditional on the Employer receiving the covenants;

NOW THEREFORE in consideration of the Employer employing or continuing the employment of the Employee and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties have agreed as follows:

1.

Definitions

1.1

“Cause” has a meaning consistent with the interpretation of that phrase by the courts in Canada.

1.2

“Compete” means to research, develop, manufacture, distribute, or market, other than as instructed by the Employer, a product or service which performs a similar function to a product or service (a) which during the term of this Agreement the Employer researches, develops, manufactures, distributes, or markets, or (b) which during the term of this Agreement the Employer comes to anticipate researching, developing, manufacturing, distributing, or marketing in the future.

1.3

“Office” means any of the Employer’s normal places of business and, in the case where an Employee is permitted to work from a home office, shall also include the area within the home used for this purpose.

1.4

“Party” means either the Employer or the Employee and “Parties” means both the Employer or the Employee.

1.5

“Probationary Period” means the period of time from commencement of employment as specified in Schedule “A.”

1.6

“SuperAntibody Technology” is the technology which seeks to improve upon the therapeutic potency of monoclonal antibody products by increasing the binding to target antigen, enhancing antibody effector functions and installing new properties into antibodies such as the ability to trigger apoptosis, or “cell suicide”.

1.7

“Technology” means the research and development carried out by the Employer during the term of this Agreement, and the research and development that during the term of this Agreement the Employer comes to anticipate carrying out in the future.

1.8

“Termination” means the termination of the Employee’s employment with the Employer pursuant to the terms and conditions of this Agreement.

1.9

“Work Product” means any work, research or development produced or created by the Employee of a technical, scientific, or business nature pertinent to the Employer’s scientific or business interests including that relating to the Technology or Confidential Information.

2.

Definition of Confidential Information

2.1

For purposes of this Agreement, the term "Confidential Information" shall mean:

All information about certain matters and things which are confidential to the Employer and which information is the exclusive and proprietary property of the Employer, including, but not limited to, all of the following materials and information (whether or not reduced to writing and whether or not patentable or protectable by copyright) which the Employee receives, receives access to, conceived or developed, in whole or in part, directly or indirectly, in connection with the Employee's employment with the Employer or in the course of the Employee's employment with the Employer (in any capacity, whether executive, managerial, planning, technical, sales, research, development, manufacturing, engineering or otherwise) or through the use of any of the Employer's facilities or resources:

(a)

all technological innovation in process, regulatory approvals, technical information, procedures, processes, trade secrets, methods, practices, techniques, information, bills of parts, diagrams, drawings, specifications, blueprints, lists of materials, labor and general costs, production manuals and other data relating to the design, manufacture, production and testing of monoclonal antibodies as modified by SuperAntibody Technology;

(b)

production processes, marketing techniques and arrangements, mailing lists, purchasing information, pricing policies, quoting procedures, financial information, customer and prospect names and requirements, employee, customer, supplier and distributor data and other materials or information relating to Employer's business and activities and the manner in which Employer does business;

(c)

discoveries and concepts including, but not limited to, the nature and results of research and development activities, processes, formulas, inventions, technology, techniques, designs, drawings and specifications;

(d)

any other materials or information related to the business or activities of the Employer which are not generally known to others engaged in similar businesses or activities; and

(e)

all concepts which are derived from or related to the Employee's access to or knowledge of any of the above enumerated materials and information.

2.2

Failure to mark any of the Confidential Information as confidential, proprietary or Confidential Information shall not affect its status as part of the Confidential Information under the terms of this Agreement.

2.3

For purposes of this Agreement, the term "Confidential Information" shall not include:

(a)

information which is or becomes publicly available without breach of (a) this Agreement; (b) any other agreement or instrument to which Employer is a Party or a beneficiary; or (c) any duty owed to the Employer by the Employee or any third Party; provided, however, that the Employee acknowledges and agrees that, except as otherwise provided in paragraph 5.3, if the Employee shall seek to disclose, divulge, reveal, report, publish, transfer or use, for any purpose, any Confidential Information, the Employee shall bear the burden of proving that any information has become publicly available without any breach;

(b)

any invention for which no equipment, supplies, facility or Confidential Information of the Employer was used, which was developed entirely on the Employee's own time, and which does not (a) relate to the business of the Employer; (b) relate to the Employer's actual or demonstrably anticipated business plan, processess, research or development; or (c) result from any work performed by the Employee for the Employer; and

(c)

information, knowledge, or know how generally known to persons trained or experienced in the technology field or activity similar to the business of the Employer.

3.

Duration of Agreement; Termination

3.1

This Agreement shall be deemed to come into effect on the day and year first set out above and shall remain in effect until the date of Termination.  For all employment-related purposes, the Employer agrees to recognize the Employee’s service as having started on the Commencement date as set out in Schedule “A.”

3.2

The Employee or the Employer may effect Termination at any time during the Probationary Period, with or without reason or Cause, and without notice or payment of any compensation in lieu of notice.

3.3

The Employer may effect Termination at any time for Cause, without notice or payment of any compensation in lieu of notice, subject to the restrictions, if any, set out in Schedule “A”.

3.4

The Employer may effect Termination at any time, without Cause, upon providing to the Employee the notice set out as “Notice Period Required of Employer” in Schedule “A.”  Notwithstanding the foregoing, the Employer may, at its sole discretion, effect Termination immediately upon paying to the Employee all amounts, in lieu of notice, equivalent to the compensation that the Employee would have earned had he worked during the “Notice Period Required of Employer”.

3.5

The Employee may effect Termination at any time upon providing to the Employer the notice set out as “Notice Period Required of Employee” in Schedule “A.”

3.6

Upon Termination, the Employer shall pay to the Employee all salary and other remuneration accrued to the date of Termination.

3.7

The Employer and the Employee confirm that any Termination under this Agreement in compliance with the provisions of Section 3 is fair and reasonable, and the Employer and the Employee agree that in such circumstances the Employee shall have no action, cause of action, claim or demand against the Corporation or against any of its partners, employees or agents, or against any other person as a consequence of such Termination.

4.

Employment, Remuneration, and Benefits

4.1

Specific terms of employment, remuneration and benefits are specified in Schedule “A.”

4.2

The Employee shall perform the “Duties” required hereunder as specified in Schedule “A.”

4.3

The Employee shall at all times, except when disabled by sickness or incapacity, faithfully and diligently perform his duties and shall use his best efforts to promote and advance the business of the Employer.

4.4

The Employee shall devote his full working time, labour and attention to the business of the Employer (or, when employed on a part-time basis, shall do so for the number of hours per week provided for in Schedule “A”) and, except as otherwise provided herein, shall not engage in any business, venture, or other commercial or sales activities that in any way conflict with or detract from the Employee’s ability to fulfill the requirements of this Agreement.

4.5

Notwithstanding any other provision herein, where the Employee is employed on a part-time basis, the Employee shall be entitled to be engaged in, or employed by, any business, venture, or other commercial or sales activity, so long as such involvement does not conflict with or detract from the Employee’s ability to fulfill or comply with the requirements of this Agreement.

4.6

The Employer shall pay, and the Employee agrees to accept, as compensation for all of the services to be rendered hereunder the base salary set out in Schedule “A,” subject to revision from time to time.

4.7

The Employee is not eligible to participate in any incentive, bonus, or stock option plan other than as indicated in Schedule “A.”

4.8

The employee may only participate in, or be entitled to, benefits under the Employer’s group term life insurance, medical and dental plans, long-term disability coverage, pensions and other benefit plans that the Employer may establish from time to time as indicated in Schedule “A.”

5.

Treatment of Information

5.1

The Employee acknowledges that as a result of the Employee's employment by the Employer, the Employee may be making use of, acquiring, or adding to Confidential Information.

5.2

The Employee agrees that the Employee shall not, except with the prior written consent of the Employer, or except if the Employee is acting solely for the benefit of the Employer in connection with the Employer's business and in accordance with the Employer's business practices and employment policies, at any time during or following the term of the Employee's employment by the Employer, directly or indirectly, disclose, divulge, reveal, report, publish, transfer or use for any purpose any of the Confidential Information which has been obtained or disclosed to the Employee as a result of the Employee's employment by the Employer, including any of the information referred to in Paragraph 2.1.

5.3

Disclosure of any information of the Employer shall not be prohibited if the disclosure is directly pursuant to a valid and existing order of a court or other governmental body or agency within Canada; provided, however, that (a) the Employee shall first have given prompt notice to the Employer of any possible or prospective order (or proceeding pursuant to which any order may result); and (b) the Employer shall have been afforded a reasonable opportunity to prevent or limit any disclosure.

5.4

The Employee will not remove any Confidential Information from the Office unless permitted by the Employer.

5.5

As used in this Agreement, the term "Employer" shall also include any corporation or entity which is a parent, subsidiary or affiliate of the Employer.  The Employee consents to the enforcement of any and all of the provisions of this Agreement by, or for the benefit of, the Employer and any other corporation or entity as to any Confidential Information.

6.

Ownership of Information

6.1

The Employee agrees that all right, title and interest in any Confidential Information shall be and shall remain the exclusive property of the Employer.  The Employee agrees immediately to disclose to the Employer all Confidential Information developed in whole or in part by the Employee during the term of the Employee's employment with the Employer and to assign to the Employer any right, title or interest the Employee may have in the Confidential Information.  The Employee agrees to execute any instruments and to do all other things reasonably requested by the Employer (both during and after the Employee's employment with the Employer) in order to vest more fully in the Employer all ownership rights in those items transferred by the Employee to the Employer.

6.2

All notes, data, tapes, reference items, sketches, drawings, memoranda, records and other materials in any way relating to any of the Confidential Information or to the Employer's business, in electronic or physical form, shall belong exclusively to the Employer and the Employee agrees to turn over to the Employer all copies of the materials in the Employee's possession or under the Employee's control at the request of the Employer or, in the absence of a request, upon Termination.

7.

Work Product of the Employee

7.1

The Employee has expended or will expend time and effort, and may have expended or may expend money, in the research and development relating to the Technology resulting in Work Product being created on behalf of the Employer.  The Parties wish to acknowledge that any and all Work Product has been carried out on behalf of the Employer and all proprietary right, title, and interest in and to the Work Product and the Technology remains that of the Employer.

7.2

The Employee agrees that any Work Product created by the Employee in furtherance of any identifiable project carried out by the Employer either developed solely or jointly with any other Party will be the sole and exclusive property of the Employer.  The Employer is and will be the sole owner of all copyrights, patents, and other intellectual property rights in the Work Product and the Technology.

7.3

The Employee hereby assigns to the Employer any rights the Employee may have or acquire in the Work Product, excepting any rights the Employee may obtain from the Employer in a separate written Agreement.  At any and all times, either during or after Termination, the Employee will promptly, on the request of the Employer, perform all such acts and execute and deliver all such documents that may be necessary to vest in the Employer the entire right, title, and interest in and to any such Work Product.  Should any such services be rendered after termination of employment with the Employer a reasonable compensation will be paid to the Employee by the Employer upon a per diem basis in addition to reasonable traveling and accommodation expenses incurred as a result of rendering such services.

7.4

If the Employee removes any Work Product from the Office, and makes modifications to the Work Product using either his own equipment or the Employer’s equipment, the Employee agrees that all modifications done to the Work Product are owned by the Employer.

8.

Non-Solicitation; Covenants Not to Hire Employees

8.1

It is recognized and understood by the Employer and the Employee that, so long as the Employer continues to conduct business in the biotechnology field, the employees of the Employer are an integral part of the Employer's business and that it is extremely important for the Employer to use its maximum efforts to prevent the Employer from losing those employees.  It is therefore understood and agreed by the Parties that, because of the nature of the business of the Employer, it is necessary to afford fair protection to the Employer from the loss of any employees.  Consequently, the Employee shall not, without the prior written consent of the Employer, at any time during his employment under this Agreement and for a period of twelve (12) months following the date of Termination, for whatever reason and with or without Cause, either individually, or in partnership, jointly or in conjunction with any person as principle, agent, employee, shareholder (other than minor holdings of shares listed on a recognized stock exchange that does not exceed 5% of the outstanding shares so listed) or in any other manner whatsoever on his own behalf or on behalf of anyone Competing or endeavouring to Compete with the Employer, directly or indirectly, hire, interfere with or endeavour to entice away from the Employer’s business, any person who is an officer, director, employee or agent of the Employer at the date of Termination.

8.2

In addition, the Employee shall not, without the prior written consent of the Employer, at any time during his employment under this Agreement and for a period of twelve (12) months following the date of Termination, for whatever reason and with or without Cause, either individually, or in partnership, jointly or in conjunction with any person as principle, agent, employee, shareholder (other than minor holdings of shares listed on a recognized stock exchange that does not exceed 5% of the outstanding shares so listed) or in any other manner whatsoever on his own behalf or on behalf of anyone Competing or endeavouring to Compete with the Employer, directly or indirectly, interfere with or endeavour to entice away from the Employer’s business, any person that: (a) is a customer of the Employer at the date of Termination for whatever reason and with whom the Employee dealt during his employment with the Employer; or (b) has been pursued as a prospective customer of the Employer at any time within six (6) months prior to the date of Termination for whatever reason and in respect of whom the Employer has not determined to cease all such pursuit.

9.

Non-Compete

9.1

The Employee shall not, without the prior written consent of the Employer, at any time during his employment under this Agreement and for a period of twelve (12) months following the date of Termination, for whatever reason and with or without Cause, either individually, or in partnership, jointly or in conjunction with any person as principal, agent, employee, shareholder (other than minor holding of shares listed on a recognized stock exchange that does not exceed 5% of the outstanding shares so listed) or in any other manner whatsoever carry on, be engaged in, be concerned with, be interested in, advise, lend money to, guarantee the debts or obligations of, permit his name or any part thereof to be used, or be employed by, any person engaged in or concerned with or interested in the business of developing, implementing and marketing SuperAntibody Technology, or otherwise Compete.  The Employee acknowledges and agrees that there can be no geographical limit to his covenant not to Compete due to the nature of the Employer’s business and the technologies with which the Employer is involved.

10.

Other Covenants

10.1

The Employee shall not during the term of this Agreement (a) act in any manner contrary to the terms of this Agreement or the best interests of the Employer; or (b) enter into any directorship, trade, business, agency or office, either directly or indirectly without the prior written approval of the Employer (service clubs, charitable organizations, social, community and business associations are specifically excepted therefrom); or (c) take advantage for personal gain, either directly or indirectly, of a business opportunity, which opportunity arose because of the Employee’s relationship with the Employer unless such opportunity is first presented to the Employer and the Employer expressly declines to take advantage of or pursue such opportunity and agrees in writing that the Employee may take advantage thereof; or (d) accept from any corporation, individual or organization, money, travel, discounts on goods or services, entertainment or gifts the value or nature of which, in the Employer’s sole discretion acting reasonably, are perceived as imposing an undue obligation on the Employee.

11.

Injunctive Relief

11.1

The Employee understands and agrees that the Employer shall suffer irreparable harm in the event that the Employee breaches any of the Employee's obligations under Sections 5, 6, 7, 8, 9 and 10 of this Agreement and that monetary damages shall be inadequate to compensate the Employer for the breach.  Accordingly, the Employee agrees that, in the event of a breach or threatened breach by the Employee of any such provisions of this Agreement, the Employer, in addition to and not in limitation of any other rights, remedies or damages available to the Employer at law or in equity, shall be entitled to an interim injunction, interlocutory injunction and permanent injunction in order to prevent or to restrain any such breach by the Employee, or by any or all of the Employee's partners, co-venturers, employers, employees, servants, agents, representatives and any and all persons, directly or indirectly, acting for, on behalf of, or with the Employee.

12.

Accounting for Profits; Indemnification

12.1

The Employee agrees that if the Employee shall violate any of the Employee's covenants or agreements under this Agreement, the Employer shall be entitled to an accounting and repayment of all profits, compensation, royalties, commissions, remunerations or benefits which the Employee directly or indirectly shall have realized or may realize relating to, growing out of, or in connection with any violations, the remedy shall be in addition to and not in limitation of any injunctive relief or other rights or remedies to which the Employer is or may be entitled at law or in equity or otherwise under this Agreement.  The Employee agrees to indemnify and save the Employer harmless from and in respect of (a) any and all losses and damages resulting from, relating or incidental to, or arising out of any breach of the Employee’s obligations under Sections 5, 6, 7, 8, 9 and 10 of this Agreement; and (b) any and all actions, suits, proceedings, claims, demands, judgments, costs and expenses (including reasonable lawyer's fees and disbursements) incidental to the foregoing.

13.

Reasonableness of Restrictions; Severability

13.1

The Employee has carefully read and considered the provisions of Sections 1 through 12 and, having done so, agrees that the restrictions set forth in these provisions are fair and reasonable and are reasonably required for the protection of the interests of the Employer and its business, officers, directors and employees and, therefore, waives all defenses to the strict enforcement of such restrictions by the Employer.  The Employer and the Employee acknowledge and agree that the restrictions set forth in this Agreement shall not impair the Employee's ability to secure employment within the field or fields of the Employee's choice including, without limitation, those areas in which the Employee is, is to be, or has been employed by the Employer.

13.2

If any provision, or part of any provision, of this Agreement is determined to be invalid or unenforceable by a court of competent jurisdiction, such invalidity and unenforceability shall attach only to such provision or part thereof and the remaining part of such provision and all other provisions continue in full force and effect.  The Employee agrees that the breach or alleged breach by the Employer of: (a) any covenant contained in another agreement (if any) between the Employer and the Employee; or (b) any obligation owed to the Employee by the Employer, shall not affect the validity or enforceability of the covenants and agreements of the Employee set forth in this Agreement.

14.

Employee's Status

14.1

Except as set out in Schedule “A,” nothing in this Agreement shall be construed as constituting a commitment, guarantee, agreement or understanding of any kind or nature that the Employer shall continue to employ the Employee.

15.

Governing Law and Attornment

15.1

This Agreement shall at all times and in all respects be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.  For the purposes of all legal proceedings, this Agreement shall be deemed to have been performed in the Province of British Columbia and the courts in the Province of British Columbia shall have jurisdition to entertain any action arising under this Agreement. The Employer and the Employee each hereby attorns to the jurisdiction of the courts of the Province of British Columbia provided that nothing herein contained shall prevent the Employer from proceeding at its election against the Employee in the courts of any other province or country.

16.

Notice

16.1

Any notice required or permitted to be given under this Agreement shall be in writing and may be given by delivering the same, sending the same by telegram, or other means of electronic communication producing a printed copy (“Electronic Communication”) or by mailing the same by registered mail in Canada with postage or charges prepaid to the addresses first set out above or to such other address as either Party may specify by notice in writing to the other.

16.2

Any notice delivered or sent by Electronic Communication on a business day shall be deemed conclusively to have been given on the day the notice was delivered or sent.

16.3

Any notice mailed as aforesaid shall be deemed conclusively to have been delivered on the third business day following the day the notice was mailed.  In the event of a disruption of postal services at the time of posting or within three business days thereafter, any notice required or permitted to be given by this Agreement shall not be effectively given unless it is actually delivered or sent by Electronic Communication.

17.

Entire Agreement

17.1

This Agreement, along with any other agreements referenced herein, constitutes the entire agreement between the Employer and the Employee with respect to the subject matter hereof and cancels and supercedes any prior understandings and agreements between the Employer and the Employee with respect thereto.  There are no representations, warranties, forms, conditions, undertakings or collateral agreements, express or implied, between the Employer and the Employee other than those expressly set forth in this Agreement.

17.2

The Employee hereby waives any right to asset a claim based on any precontractual representation, negligent or otherwise, made by the Employer or any of its directors, officers, agents or employees.

18.

Headings, Number & Gender

18.1

The division of this Agreement into Sections and Paragraphs and the insertion of headings and other captions are for the convenience of reference only and shall not affect the construction or interpretation of this Agreement.  The terms “this Agreement”, “hereof”, “hereunder” or similar expressions refer to this Agreement and not to any particular Section or Paragraph or other portion hereof and include any agreement or instrument supplemental or ancillary hereto.  Unless something in the subject matter or context is inconsistent therewith, references herein to Sections and Paragraphs are to Sections and Paragraphs of this Agreement.

18.2

In this Agreement, words importing the singular number only shall include the plural and vice versa and words importing the masculine gender shall include the feminine and neutral genders and vice versa and words importing persons shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations and vice versa.

19

Time of the Essence

19.1

Time is of the essence of this Agreement.

20.

Enurement

20.1

This Agreement will enure to the benefit of and be binding upon the heirs, executors, administrators and legal personal representatives of the Employee and the successors and assigns of the Employer.

21.

Remedies Cumulative

21.1

All rights and remedies of either Party under this Agreement are cumulative and are in addition to, and shall not be deemed to exclude, any other right or remedy allowed by law.  All rights and remedies may be exercised concurrently.

22.

Amendments and Waivers

22.1

Except as may be expressly provided in this Agreement, no amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by both of the Parties hereto.  No waiver of any breach of any term or provision of this Agreement shall be effective or binding unless made in writing and signed by the Party purporting to give the same and, unless provided in the written waiver, shall be limited to the specific breach waived.

23.

Assignment

23.1

Except as may be expressly provided in this Agreement, neither Party hereto may assign his or its rights or obligations under this Agreement without the prior written consent of the other Party hereto.

24.

Miscellaneous

24.1

This Agreement applies to all Confidential Information and Work Product whether received or created by the Employee prior or subsequent to the date of this Agreement.

24.2

Notwithstanding any Termination under this Agreement, for whatever reason and with or without Cause, the provisions of Paragraph 3.7 and Sections 5, 6, 7, 8, 9, 10, 11, 12 and 13 and any other provisions of this Agreement necessary to give efficacy thereto shall continue in full force and effect following any such Termination.

24.3

The Employee hereby covenants that he is not a party to any existing employment or other agreement which could limit the scope of the work to be performed by the Employee pursuant to this Agreement.

24.4

The Parties will execute and deliver all such further documents, do or cause to be done all such further acts and things, and give all such further assurances as may be necessary to give full effect to the intent and meaning of this Agreement.

24.5

Any additional terms contained in Schedule “A” shall at all times take precedence over related terms in the body of this Agreement.

25.

Copy of Agreement

25.1

The Employee hereby acknowledges receipt of a copy of this Agreement duly signed by the Employer.

IN WITNESS WHEREOF the Employer and the Employee have duly executed this Agreement in accordance with their respective rules and regulations in that regard the day and year first before written.

Cusil Venture Corporation

STUART ROGERS

(Print Name of Officer)

“Stuart Rogers”

(Signature of Officer)

Employee: Alton C. Morgan

SIGNED by the Employee

)

in the presence of:

)

)

)

)

 THOMAS WHARTON

)

(Name of Witness)

)

(Name of Employee)

)

)

)

“Alton C. Morgan”

 “Thomas Wharton”

)

(Signature of Witness)

(Signature of Employee)

Employer “SR”

Employee “ACM”

SCHEDULE “A” TO EMPLOYMENT AGREEMENT

DATED FOR REFERENCE June 27, 2003

BETWEEN Alton C. Morgan (“Employee”)

AND Cusil Venture Corporation (“Employer”).

Commencement of employment	June 27, 2003 or actual first day of work if later than the date stated (“Commencement”).
Reporting to	Board of Directors of the Employer (“Board”)
Job title at commencement	President & Chief Executive Officer (“Title”)
Duties

The Employee shall perform all the duties commonly associated with the Title and as may, from time to time be assigned by the Board.

In addition, the Employee shall at all times protect and further the interests of the Employer.

Full/part-time employment	Full time
Base salary[1,2]	US$60,000 per year paid every two weeks.
Eligible benefits
Other benefits, if any[1]	Incentive stock options of 330,000 shares at all times governed by and as set out in separate stock option Agreement.
Other considerations:

Note 1:   These items subject to review from time to time by management in its sole discretion and always subject to approval by the Board.

Note 2:

The Employer shall deduct from all payments which are to be made to the Employee pursuant hereto such sums as the Company may from time to time be required to deduct by law, and, without limiting the generality of the foregoing, may deduct sums for Employment Insurance, Canada Pension Plan premiums, and Federal and Provincial income tax.

Employer “SR”

Employee “ACM”